                              REINSURANCE AGREEMENT
                              ---------------------

This AGREEMENT (the "Agreement") is made as of January 1, 2006, FIRST METLIFE INVESTORS INSURANCE COMPANY (the "Reinsured"), 200 Park Avenue, New York, New York, a life insurance corporation organized and existing under the laws of the State of New York, and METROPOLITAN LIFE INSURANCE COMPANY (the "Reinsurer") 200 Park Avenue, New York, NY 10166, a life insurance corporation organized and existing under the laws of the State of New York.

THE BACKGROUND OF THIS AGREEMENT is that the Reinsured has certain issued and outstanding life insurance policies and annuity contracts that provide for the payment of benefits using supplemental insurance contracts, including retained asset accounts (each a "TCA") that the Reinsured desires to cede on a one hundred percent (100%) coinsurance basis to the Reinsurer and that it wishes engage an Administrator to administer its TCA liabilities and the Reinsurer desires to accept the TCA liabilities on that basis and to provide the appropriate administrative services.

IN CONSIDERATION of the promises set forth herein, the parties agree as follows:

A.   REINSURANCE COVERAGE
     --------------------

     1. The Reinsured cedes and the Reinsurer accepts as indemnity reinsurance, on a coinsurance basis, in accordance with the terms and conditions hereof, one hundred percent (100%) of the Reinsured's liabilities on each TCA heretofore issued or that shall hereafter during the term of this Agreement be issued by the Reinsured in the United States by the Reinsured, except as provided herein below.

     2. This Agreement shall take effect as of January 1, 2006, or such later date as the parties may agree (the "Effective Date").

     3. The Reinsurer's liability with respect to any TCA will begin simultaneously with that of the Reinsured, but not prior to the Effective Date.

     4. Reinsurance under this Agreement with respect to any TCA shall be maintained in force so long as the Reinsured's TCA liability remains in force, unless terminated or reduced as provided herein.

     5. New TCAs established during the term of this Agreement shall be automatically reinsured hereunder. No ceding commission shall be paid hereunder, except as may be otherwise specifically agreed with respect to future cessions.

B.   REGULATORY APPROVALS
     --------------------

     This Agreement shall not take effect until all required regulatory approvals have been obtained.

C.   PREMIUMS AND CONSIDERATIONS
     ---------------------------

     1. The Reinsured shall pay to the Reinsurer, as reinsurance premium, an amount equal to the account value of the TCA as of the Effective Date.

     2. Any TCA that is established after the Effective Date shall be reported and the Reinsured shall pay to the Reinsurer a reinsurance premium equal to the account value simultaneously with its establishment.

D.   TERMS OF REINSURANCE
     --------------------

     1. The Reinsurer shall pay the Reinsured as reinsurance recoverables the amounts of all TCA benefits paid by the Reinsured.

     2. The Reinsurer shall reimburse the Reinsured for required State premium taxes and assessments, if any, applicable to a TCA.

     3. The Reinsurer shall reimburse the Reinsured for any TCA interest credited after the Effective Date of this Agreement.

     4. The Reinsurer shall reimburse the Reinsured for allocated TCA administrative expenses, if any, that the Reinsured incurs directly.

     5. The Reinsured and Reinsurer shall timely provide the information to each other that is needed to produce quarterly and annual financial statements.

     6. The Reinsured shall be solely responsible for the investigation, settlement and payment of claims under the TCAs; provided, however, that the Reinsured may enter into an Administrative Services Agreement for the provision of such functions subject to its direction and control.

     7. All reinsurance settlements and other payments will be effected through offsetting balances, electronic funds transfers or as the parties may otherwise agree to carry out the purposes of this Agreement.

     8. The Reinsurer shall pay to Reinsured the experience refund specified in Schedule A and the ceding commission, if any, specified therein.

     9. The Reinsurer shall provide to the Reinsured a quarterly reconciliation report of amounts due the Reinsured and Reinsurer under this Agreement and, except as the parties shall otherwise agree, all amounts due shall be paid within thirty (30) days of the delivery of such report with interest on past due amounts at an annual rate of seven percent (7%), compounded annually, from the date that the payment was due to the date of payment.

E.   INDEMNITY REINSURANCE
     ---------------------

     This Agreement of indemnity reinsurance is solely between the Reinsured and the Reinsurer. Performance of the obligations of each party under the Agreement shall be rendered solely to the other party. In the event the Reinsured's liability to make any payment is changed due to a modification or cancellation of a TCA, the Reinsurer's liability shall also be changed in the same manner and to the same extent that the Reinsured's liability has been changed. Claim settlements made by the Reinsured in good faith, including compromises, shall be unconditionally binding on the Reinsurer.

F.   ADJUSTMENTS
     -----------

     In the event that the amount of liability provided by a TCA is increased or reduced because of a change in the underlying policy or contract benefit, the liability of the Reinsurer hereunder shall increase or reduce by the same amount. Any adjustment in reinsurance purchase payments for this reason shall be made without interest.

G.   CONTRACT CHANGES
     ----------------

     The Reinsured shall not make any material changes in TCA provisions and conditions after the Effective Date, other than as may be legally mandated, without the express written consent of the Reinsurer, which consent shall not be unreasonably withheld. Upon receipt of such consent, there shall be a corresponding change in the related reinsurance with appropriate reinsurance premium adjustments. In the event that the Reinsured makes any change, other than a mandated change, in the TCAs that is not accepted by the Reinsurer, the Reinsured will bear for its own account any additional cost or expense of such change so that the change will not adversely affect the Reinsurer.

H.   ERRORS AND OMISSIONS
     --------------------

     Any inadvertent errors or omissions on the part of one party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as reasonably practicable after discovery thereof.

I.   MAINTENANCE OF RECORDS
     ----------------------

     All original files or suitable copies that are transferred to the Reinsurer by the Reinsured or produced by the Reinsurer for the benefit of the Reinsured pursuant to this Agreement (including but not limited to all policy and case files, correspondence and data processing tapes and files) shall be or remain the property of the Reinsured. The Reinsurer shall provide security for the files that are in its possession, including disaster recovery procedures, and shall maintain them in space owned or leased by the Reinsured or segregated within a facility of the Reinsurer in accessible form for either (i) the period of time specified by the Reinsurer's procedures unless the Reinsured specifies otherwise or (ii) until such files are returned to the Reinsured upon the termination of the Agreement, if earlier; provided, however, the original underwriting files shall be delivered to and retained by the Reinsured when not in actual use by the Reinsurer for claims determination, actuarial studies, audits and its other activities pursuant to the Agreement. Upon request by the Reinsurer, the Reinsured shall deliver such files to the Reinsurer and, upon completion of any such use by the Reinsurer, the Reinsurer shall deliver such files to the Reinsured. The Reinsurer shall provide files to the Reinsured promptly upon request and shall cooperate with any regulatory authority having jurisdiction over the Reinsured in providing access to such files. Each party shall take all reasonable actions necessary to ensure that at all times the Reinsured has timely access to all claims and underwriting information relating to the TCAs.

J.   AUDIT
     -----

     The Reinsurer and the Reinsured and their employees and authorized representatives, respectively, may audit, inspect and examine, during regular business hours, at the home office of the other party, provided that reasonable advance notice has been given, any and all books, records, statements, correspondence, reports, and their related documents or other documents that relate to a TCA. The audited party agrees to provide a reasonable work space for such audit, inspection or examination, to cooperate fully and to disclose the existence of and to produce any and all necessary and reasonable materials requested by such auditors, investigators or examiners. Each party will bear its own audit expenses. All such information, including audit reports and analyses, will be kept confidential.

K.   ARBITRATION
     -----------

     1. All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable state law.

     2. Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth
          (i) a brief statement of the issue(s); (ii) the failure of the parties to reach agreement; and (iii) the date of the demand for arbitration.

     3. The arbitration panel shall consist of three arbitrators. The arbitrators must be impartial and must, at that time, either be accredited as an arbitrator by ARIAS-US or be an active or former officer of a life insurance or reinsurance company other than the parties or their affiliates.

     4. Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, an arbitrator will be appointed on its behalf. Within thirty (30) days after the appointment of the second arbitrator, the two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an umpire. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of ARIAS-US, as then in force, shall be used to select the third arbitrator.

     5. The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

     6. The arbitrators shall determine all arbitration schedules and procedural rules. Organizational and other meetings will be held in New York, NY. The arbitrators shall decide all matters by majority vote.

     7. The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, at their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest.

          The arbitrators may not award exemplary or punitive damages. Judgment may be entered upon the final decision of the arbitrators in any court of competent jurisdiction.

     8. Unless the arbitrators shall provide otherwise, each party will be responsible for (a) all fees and expenses charged by its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

L. INSOLVENCY
   ----------

     1. In the event of the insolvency, liquidation or rehabilitation of the Reinsured or the appointment of a liquidator, receiver or statutory successor of the Reinsured, the reinsurance provided hereunder shall be payable by the Reinsurer directly to the Reinsured or to its liquidator, receiver or statutory successor on the basis of the TCA liability of the Reinsured without diminution because of such insolvency, liquidation, rehabilitation or appointment or because such liquidator, receiver or statutory successor of the Reinsured has failed to pay any or a portion of any claims.

     2. In any such event, the liquidator, receiver or statutory successor of the Reinsured shall give the Reinsurer written notice of the pendency of each TCA claim against the Reinsured within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding.

     3. During the pendency of any such TCA claim, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Reinsured or its liquidator, receiver or statutory successor. The expenses incurred in connection therewith by the Reinsurer shall be chargeable, subject to court approval, against the Reinsured as part of the expenses of such insolvency, liquidation or rehabilitation to the extent of any benefit that accrues to the Reinsured solely as a result of the defense or defenses undertaken by the Reinsurer.

M.   AMENDMENT AND NON-WAIVER
     ------------------------

     Any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties. No waiver by either party of any default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

N.   OFFSET
     ------

     All moneys due either the Reinsured or the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.

O.   SEVERABILITY
     ------------

     In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

P.   EXTRA-CONTRACTUAL OBLIGATIONS
     -----------------------------

     1. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Reinsured by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Reinsured in connection with any TCA claim or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Reinsured that led to the levy or assessment, in which case the Reinsurer shall pay its proportional share determined by the ratio of reinsurance to TCA liability.

     2. The Reinsurer will have no liability under this Agreement for any payment by the Reinsured in excess of the TCA amount because of negligence, oppression, malice, fault, wrongdoing or bad faith of the Reinsured in connection with any TCA claim or for any act or omission not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the

          Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Reinsured that led to the excess payment, in which case the Reinsurer shall pay, as its proportional share of such excess payment determined by the ratio of reinsurance to the TCA.

Q.   PAYMENTS UPON RECAPTURE
     -----------------------

     The Reinsured may recapture all reinsurance ceded under this Agreement at any time upon thirty (30) days prior notice. Upon recapture, the Reinsurer shall pay to the Reinsured an amount to be agreed upon by the parties as of the date that the recapture is effective, which amount shall be calculated in a manner that is consistent with the calculation of the original consideration.

R.   DURATION OF AGREEMENT
     ---------------------

     1. Except as otherwise provided herein, the Agreement shall be unlimited in duration.

     2. This Agreement may be terminated prospectively at any time by either the Reinsurer or the Reinsured upon ninety (90) days written notice. A termination of this Agreement shall be effective as of the date specified in a notice of termination given under this Agreement or on such other date as shall be agreed to in writing.

     3. Notwithstanding any other provisions of this Agreement, in the event that (a) the Reinsurer shall commence voluntary liquidation or dissolution or the New York Insurance Department shall be directed to liquidate or dissolve the Reinsurer pursuant to an order of liquidation or dissolution, as provided in New York Insurance Law,
          Article 74 ((S)(S) 7401 et seq.), reinsurance hereunder shall, at the option of the Reinsured, be terminated as of a date concurrent with or subsequent to the filing of the articles of dissolution or issuance of the order of liquidation, as selected by the Reinsured. Written notification of such termination and date shall be given by the Reinsured to the Reinsurer. Termination under this provision shall be subject to the provisions of the New York Insurance Law.

S.   NOTICES
     -------

     Written notices under this Agreement shall be effective when delivered to any party at the address provided herein:

     If to the Reinsurer:

          Roberto Baron, Vice President and Senior Actuary
          Metropolitan Life insurance Company
          1 MetLife Plaza
          27-01 Queens Plaza North
          New York NY 11101

          Gregg Hirsch, Associate General Counsel
          Metropolitan Life Insurance Company
          1 MetLife Plaza
          27-01 Queens Plaza North

          New York NY 11101

     If to the Reinsured:

          Dick Pearson, Executive Vice President, General Counsel and Secretary First MetLife Investors Insurance Company
          200 Park Avenue
          New York, New York 10166

     Either party may change its address by giving the other party written notice of its new address.

T.   CHOICE OF LAW
     -------------

     This Agreement is subject to and is to be interpreted in accordance with the laws of the State of New York without regard to the New York choice of law rules.

U.   ENTIRE AGREEMENT
     ----------------

     This Agreement supersedes all prior discussions and agreements between the parties and constitutes their sole and entire agreement with respect to its subject matter and there are no understandings between the parties with respect thereto other than as expressed in the Agreement.

V.   SURVIVAL
     --------

     All provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, survive its termination.

W.   COUNTERPARTS

     This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ [ILLEGIBLE]
    ---------------

Title: Vice President and Sr. Actuary

FIRST METLIFE INVESTORS INSURANCE COMPANY

By: /s/ Richard C. Pearson
    ----------------------

Title: Executive Vice President

                                   SCHEDULE A
                                   ----------

Ceding Commission:

No ceding commissions shall be payable with respect to liabilities ceded hereunder.

Experience Refund:

The Reinsurer shall pay each Reinsured an experience refund calculated quarterly as seventy five percent (75%) times (investment income earned - investment income credited - allocated expenses - loss carry-forward) but not less than zero.

For this purpose, the loss carry-forward shall be calculated quarterly as (prior quarter loss carry-forward times (1 + calculated portfolio rate for the quarter) + investment income credited + allocated expenses - investment income earned) but not less than zero.

                        ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------

THIS AGREEMENT is made as of January 1, 2006, between FIRST METLIFE INVESTORS INSURANCE COMPANY (the "Company"), 200 Park Avenue, New York, NY 10166, a life insurance corporation organized and existing under the laws of the State of New York, and METROPOLITAN LIFE INSURANCE COMPANY (the "Administrator"), 200 Park Avenue, New York, NY 10166, a life insurance corporation organized and existing under the laws of the State of New York.

THE BACKGROUND OF THIS AGREEMENT is that the parties desire that the Administrator shall administer the Company's retained asset account supplemental contract liabilities (each a "TCA"), which TCA liabilities are the subject of a Reinsurance Agreement between the parties of even date herewith.

NOW, THEREOF, in consideration of the mutual promises herein set forth, the parties hereto agree as follows:

1. RETENTION OF ADMINISTRATOR AS SERVICING AGENT. The Company hereby retains the Administrator as its servicing agent to provide services as described in this Agreement (the "Services") on behalf of the Company.

2.   DUTIES OF THE ADMINISTRATOR. The Administrator shall:

     2.1 Provide necessary and appropriate TCA services, including record maintenance and financial transactions;

     2.2 Bill and process TCA remittances for appropriate accounting reconciliations;

     2.3 Provide all required federal, state and local tax reporting, with copies to TCA owners, as applicable, and with timely remittance of withheld amounts;

     2.4 Provide monthly, quarterly and annual reports, as applicable, with respect to:

          (a) the number and value of each in force TCA; and

          (b) local, state and federal income taxes withheld by contract number;

     2.5 Maintain a current transaction file, including such fields as may reasonably be required by the Company, with monthly reports to the Company; and

     2.6 Perform such other acts as may be necessary or appropriate to carry out the foregoing or as may be agreed between the parties.

3. CAPACITY. The Administrator shall state in all correspondence that it is acting as Administrator for the Company and shall include in such correspondence and related forms a statement reasonably designed to indicate clearly that the coverage is provided under a TCA of the Company. Any letter sent to any TCA owner shall contain the name, address and telephone number of the Company and, if the number of the TCA is contained therein, will state the name of the Company next to the TCA number. If the Administrator's address is included in any form indicating where the completed form should be sent, it will indicate that the completed form is to be sent to the Company care of the Administrator or to the Administrator as Administrator for the Company. If any correspondence or related forms state that the Administrator can be called for further information, the Administrator's telephone number can be given; provided, however, that the Administrator shall answer either in the name of the Company or in its name as Administrator for the Company.

4.   ADMINISTRATION.

     4.1 The Administrator shall administer and service each TCA that is in force as of the date of this Agreement in accordance with TCA terms and conditions and the standards and practices specified by the Company. The Administrator shall have all required power, both express and implied, to carry out its duties and obligations under this Agreement, including, without limitation, the power and authority to sign documents in the name of the Company. The Company shall retain the authority to make all final decisions with respect to TCA administration. The failure of the Company affirmatively to exercise such authority shall not constitute a waiver of such authority or an omission for the purposes of Section 14.

     4.2 All original files or suitable copies that are held by the Company or produced by the Administrator pursuant to this Agreement (including, but not limited to, all contract, correspondence and data processing tapes and files) shall be the property of the Company. The Administrator shall provide security for the files that are in its possession, including disaster recovery procedures, and shall maintain them in space segregated within a facility of the Administrator in accessible form until such files are at the Company's direction and expense transferred to the Company upon the termination of this Agreement. The Administrator shall provide such files to the Company promptly upon request and shall cooperate with any regulatory authority having jurisdiction over the Company in providing access to such files. Each party shall take all reasonable action necessary to assure that at all times the Company shall have timely access to all TCA information.

     4.3 The Administrator shall provide to the Company such information and documents as the Company may reasonably require from time to time to track the TCA experience; prepare all reports required by law (or by GAAP accounting regardless of whether required by law); respond to requests by regulators, TCA owners or others; and otherwise take any actions required or reasonably contemplated by this Agreement. The Administrator shall provide to the Company any such information or documents within thirty (30) days of the Company's request, unless the production of such information requires a change in the Administrator's procedures, in which case delivery at a mutually agreed later date will be provided. The Company will reimburse the Administrator for necessary changes in procedures except for those deemed minimal by the Administrator.

     4.4 The Administrator shall handle all Contact inquiries and transactions, including, but not limited to, processing of TCA withdrawals, giving TCA owners or others information about tax reporting and providing TCA annual reports to TCA owners. The Administrator shall not liberalize or waive TCA provisions (regardless of past practice) without the Company's specific agreement.

     4.5 The Administrator shall receive all TCA funds on behalf of the Company in a fiduciary capacity and all such receipts shall be promptly deposited in a separate bank account in the name and on behalf of the Company or as the parties shall otherwise agree.

     4.6 The Company and the Administrator and their designated agents may, on reasonable notice, audit and copy all records and any other information obtained, assembled, maintained or produced by or for the Administrator, or pertaining to the performance of any of the services of the Administrator, under this Agreement (including any claims or financial audits or reviews) at the location of such records during normal business hours. The audited party shall provide a reasonable workspace for such audit, shall cooperate fully with and shall disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors. Each party will bear its own audit expenses. All such information, including audit reports and analyses, will be kept confidential.

     4.7 Upon the Company's request, the Administrator shall provide appropriate documentation for verification of TCA payments or other TCA transactions.

     4.8 In order to pay TCA benefits, the Administrator shall establish a checking account in the name of the Company or as the parties may otherwise agree. The Company will pay account maintenance charges and any check handling fees associated with this account.

     4.9 The Administrator shall produce, using the Company's Federal ID number, for the applicable tax years, while this Agreement is in force, all required tax reporting tapes and printed forms, including but not limited to Forms 1099R.

          1099MISC, 1099INT, W2-P, 5498. The Administrator shall also remit any federal and/or state income taxes withheld at the designated rate, including special rates prescribed for resident and nonresident aliens, to the appropriate taxing authority at least as frequently as required by the taxing authority. The Administrator will provide the Company with a summary of applicable tax reports.

     4.10 Net amounts due the Company or the Administrator in accordance with this Agreement or the Reinsurance Agreement, for any month, shall be promptly settled within thirty (30) days of receipt of notice of any such net amounts due. All moneys due either party under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.

     4.11 The Administrator shall establish a file into which all correspondence from or inquiries by any state regulatory agency concerning the Administrator's TCA operations and the responses to such correspondence or inquiries. The Administrator shall keep a file register of such correspondence and shall provide a copy of the file register to the Company on a quarterly basis. Any formal complaint or regulatory inquiry brought by any state regulatory agency shall be sent immediately to the Company. The Company shall be responsible for the final resolution of any consumer complaint.

     4.12 The parties shall abide by and conform to all applicable state laws, rules and regulations of the various states in which they do business pursuant to the Agreement, including minimum record keeping requirements regarding origin, maintenance and reproduction of information.

     4.13 The Administrator shall defend or handle any legal or regulatory TCA matter in the name and on behalf of the Company, at the Administrator's expense, unless the Company shall assume the direct handling of such matter at its expense, in which case the Administrator shall be relieved of further liability; provided, however, that no such matter shall be settled or compromised adverse to the Company without the Company's prior written consent. The Administrator shall not institute, prosecute or maintain any legal or regulatory proceedings on behalf of the Company, except as may be expressly provided in this Agreement without the prior written consent of the Company.

     4.14 Where required by law, the Administrator, at the expense of the Company, shall give written notice to TCA owners of the identity of the Administrator and of the relationship between the Administrator, the Company and the TCA owners. The Administrator shall obtain the Company's approval before the distribution of such notice, which approval shall not be unreasonably withheld.

     4.15 The Administrator shall not use the Company's name, trademarks, logo or the name of any other affiliated entity in any way or manner not specifically authorized in writing by the Company. Any and all materials bearing the Company's name or proposing to represent the Company shall be approved by the Company prior to publication. All advertising materials will be submitted to the Company for approval prior to use.

     4.16 In no event shall the Administrator solicit, negotiate, procure or issue insurance policies or annuity contracts or otherwise act or hold itself out as acting as an agent of the Company for the production or underwriting of insurance.

5.   COMPENSATION AND REIMBURSEMENT.

     5.1 In recognition of the existence of the Reinsurance Agreement between the parties with respect to the Contracts, it is agreed that the Administrator shall perform the specified Services without additional compensation or reimbursement for its general expenses.

     5.2 The Administrator shall account and be reimbursed at cost for all reasonable expenses authorized by this Agreement, out-of-pocket expenses for long distance telephone costs and postage, service charges for special incoming WATS (800) lines that are used exclusively in connection with the Services and such other expenses as the Company shall specifically authorize in advance.

     5.3 The Administrator shall reimburse the Company for incorrect payments, with interest at the then current TCA rate. The Company will cooperate with the Administrator if the Administrator, at is own expense, seeks recovery of erroneous payments.

6. INDEPENDENT CONTRACTOR. The Administrator shall be an independent contractor and not an employee of the Company and the Administrator's authority shall be limited as set forth in the provisions of this Agreement.

7. INSURANCE. At the request of the Company, the Administrator shall, at its own expense, maintain:

     7.1 Valuable papers and records coverage in an amount equal to provable worth (but not less than $100,000.00) for the protection of files, records, and other property of the Company in the possession of the Administrator; and

     7.2 Electronic data processing coverage to include replacement value for equipment (hardware) and data/media (software) and coverage for

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          replacing entered computer data, in an amount equal to provable worth.

8. TERM AND TERMINATION. This Agreement shall terminate on the earlier to occur of (1) the date this Agreement is terminated by either party as provided herein or (2) the date that the TCA liability of the Company is terminated. Either party may terminate this Agreement in the event that the other party is in material breach of the terms or conditions of this Agreement provided that the terminating party has notified the other party of the breach and the other party has not initiated the cure of such breach within thirty (30) days after such notice. This Agreement shall terminate immediately upon the termination of the Reinsurance Agreement.

9. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and permitted assigns. Neither party may assign this Agreement or any rights hereunder without the written consent of the other party; provided, however, that the Administrator may assign this Agreement or delegate duties under this Agreement to an affiliate of the Administrator.

10. SEVERABILITY. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent.

11. CHOICE OF LAW. This Agreement shall be construed in accordance with the law of the State of New York without regard to the New York choice of law rules.

12. NOTICE. Any notice required or permitted to be given hereunder shall be deemed to be given if delivered by hand or if mailed by first class or certified mail, postage prepaid, or by postal or a commercial express document delivery service which issues an individual delivery receipt, to the following address:

     12.1 If to the Administrator, to

          Gregg P. Hirsch, Associate General Counsel
          Metropolitan Life Insurance Company
          1 MetLife Plaza
          27-01 Queens Plaza North
          Long Island City, NY 11101

     12.2 If to the Company, to

          Richard C. Pearson, Executive Vice President, General Counsel & Secretary

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          First MetLife Investors Insurance Company
          200 Park Avenue
          New York, NY 10166

     12.3 Either party may change its address by giving the other party written notice of its new address.

13. COOPERATION. No less than ten (10) days before this Agreement terminates, the Administrator shall provide to the Company an inforce TCA file and all other documents and information necessary for it to assume TCA administration. The Administrator will promptly update this information and forward all TCA files and other documents and information as of the termination date.

14. INDEMNIFICATION. Each party will indemnify and hold the other party, its affiliates, directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable attorneys fees and court costs, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them.

15. LIMITATION OF LIABILITY. In no event shall either party to this Agreement be liable to the other party for any punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

16. MERGER AND AMENDMENT. This Agreement constitutes the entire agreement and merges and supersedes all prior oral or written agreements of the parties and there are no understandings between the parties with regard thereto other than as expressed herein. Any waiver of or failure to require adherence to any provision of this Agreement in any instance or series of instances by any party hereto shall not constitute a waiver of such provision in any other instance or constitute a modification of the Agreement. This Agreement may not be amended or modified except by a written instrument signed by authorized representatives of the parties.

17. CONFIDENTIALITY. Each party shall maintain the confidentiality of all information, including legally protected consumer privacy information, that is provided to it by the other party in connection with this Agreement in accordance with applicable state and federal laws. However, this obligation of confidentiality shall not apply (a) if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation; (b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by the disclosing party); (c) if the information is or was received from a third party not known by the disclosing party to be under a confidentiality obligation with regard to such information; or (d) if the information was in the possession of the disclosing party (having received such information on a non-confidential basis) other than by reason of the services performed pursuant to this Agreement. In the event that either party becomes legally compelled to disclose any secret or confidential information, such party will give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the pubic or that was previously available on a non-confidential basis.

18.  ARBITRATION.

     18.1 All disputes and differences between the parties will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

     18.2 Either party may initiate arbitration by providing written notification to the other party. Such written notice shall set forth
          (1) a brief statement of the issue(s); (2) the failure of the parties to reach agreement; and (3) the date of the demand for arbitration.

     18.3 The arbitration panel shall consist of three arbitrators. The arbitrators must be impartial and must either be accredited as an arbitrator by ARIAS-US or be an active or former officer of a life insurance or reinsurance company other than the parties or their affiliates.

     18.4 Each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, an arbitrator will be appointed on its behalf. Within thirty (30) days after the appointment of the second arbitrator, the two (2) arbitrators shall select the third arbitrator, who must also be, at that time, accredited by ARIAS-US as an umpire. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of ARIAS-US, as then in force, shall be used to select the third arbitrator.

     18.5 The arbitrators shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

     18.6 The arbitrators shall determine all arbitration schedules and procedural rules. Organizational and other meetings will be held in New York, NY. The arbitrators shall decide all matters by majority vote. Judgment may be entered upon the final decision of the arbitrators in any court of competent jurisdiction.

     18.7 The decisions of the arbitrators shall be final and binding on both parties. The arbitrators may, at their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest.

     18.8 Unless the arbitrators shall provide otherwise, each party will be responsible for (a) all fees and expenses of its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half (1/2) of the expenses of the arbitration, including the fees and expenses of the arbitrators.

19. ERRORS AND OMISSIONS. Neither party shall be relieved of liability because of an error or accidental omission with respect to any TCA covered by or Service to be provided under this Agreement, provided that the error or omission is rectified promptly after discovery.

20. SURVIVAL. All provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, shall survive its termination.

21. REGULATORY APPROVALS. This Agreement shall be put into effect as soon as practicable after all required regulatory approvals have been obtained.

22. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

23. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

FIRST METLIFE INVESTORS INSURANCE COMPANY


By: /s/ Richard C. Pearson
    -------------------------

Title: Executive Vice President
       ------------------------

METROPOLITAN LIFE INSURANCE COMPANY


By: /s/ [ILLEGIBLE]
    ---------------

Title: Vice President
       --------------

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